EXHIBIT 99(b)

FOR IMMEDIATE RELEASE
February 6, 1996

         HUBCO, Inc. and Lafayette American Bank and Trust Company
                        Sign a Definitive Agreement

Mahwah, New Jersey, February 6, 1996 -- HUBCO, Inc. (NASDAQ:HUBC), and Lafayette American Bank and Trust Company (NASDAQ:LABK) today announced the signing of a definitive acquisition agreement. HUBCO, Inc. will acquire the stock of Lafayette and maintain the Bank as a separate subsidiary of HUBCO. Under the terms of the Agreement, Lafayette shareholders will receive .588 of a share of HUBCO common stock for each share of Lafayette common stock. In connection with the transaction, Lafayette has issued an option to HUBCO which, based on certain defined events, could result in the issuance of 2.4 million Lafayette common shares being issued to HUBCO. The transaction, which is expected to be treated as a tax-free exchange to holders of Lafayette common stock, will be accounted for as a pooling of interests.

This will be HUBCO's fourteenth acquisition in the last five and one half years. The acquisition of Growth Financial was consummated on January 12th. HUBCO anticipates that a merger-related and restructuring charge will be taken in conjunction with the Lafayette acquisition. The merger is expected to close during the second or third quarter of 1996.

Kenneth T. Neilson, HUBCO's President and CEO stated, "This combination expands HUBCO's market beyond Northern New Jersey and is another step toward developing a chain of competitive community banking institutions providing local services to their customers and communities while achieving efficiencies through technology, centralized processing and strong incentive programs. We see Southwest Connecticut as very similar to the Northern New Jersey marketplace both in terms of customers and community. This merger represents a continuation of our drive to serve customers in the attractive suburban Tri-State market. Based on anticipated cost savings, but excluding the one time charges, I expect this merger to be accretive to earnings per share."

Consummation of the merger is subject to approval by Federal and Connecticut bank regulatory authorities and the shareholders of HUBCO and Lafayette, as well as other customary conditions. Lafayette American Bank and Trust Company is the largest independent commercial banking company headquartered in Connecticut and has assets of $735 million with nineteen offices in Fairfield, New Haven and Middlesex counties of Connecticut. HUBCO, Inc. owns Hudson United Bank with assets of approximately $1.8 billion and 62 offices in Northern New Jersey.